Exhibit I(2)

July 28, 2023

Cantor Fitzgerald Sustainable Infrastructure Fund

110 E. 59th Street
New York, NY 10022

Dear Board Members:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Pre-Effective Amendment No. 2 under the Securities Act of 1933 (Amendment No. 2 under the Investment Company Act of 1940) to the Cantor Fitzgerald Sustainable Infrastructure Fund Registration Statement filed on Form N-2. We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 3 under the Securities Act of 1933 (Amendment No. 5 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ Greenberg Traurig, LLP

Greenberg Traurig, LLP

Greenberg Traurig, LLP   ■   Attorneys at Law   ■   WWW.GTLAW.COM
2200 Ross Avenue, Suite 5200   ■   Dallas, TX   ■   Tel 214.665.3685